Black Hills Corp. Reports Second Quarter 2022 Results and Reaffirms Earnings Guidance

RAPID CITY, S.D. — August 3, 2022 — Black Hills Corp. (NYSE: BKH) today announced financial results for the second quarter of 2022. Net income for the three and six months ended June 30, 2022, compared to the three and six months ended June 30, 2021, was:

	Three Months Ended June 30,				Six Months Ended June 30,
	2022		2021		2022		2021
(in millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income	$33.4	$0.52	$25.2	$0.40	$150.9	$2.33	$121.5	$1.93

“We are pleased with second quarter results which were driven by new rates, rider recovery and a net one-time, $0.12 per share benefit related primarily to a true-up for Winter Storm Uri carrying costs, which were tempered by higher operating expenses,” said Linn Evans, president and CEO of Black Hills Corp. “Our team continues to advance our clean energy transition and enhance our smart, resilient energy delivery system.

“We filed our Colorado Clean Energy Plan to reduce greenhouse gas emissions 90% by 2030 off a 2005 baseline, which proposes the addition of up to 450 megawatts of renewable energy resources and battery storage. In South Dakota, our resource plan proposes the addition of 120 megawatts of renewable resources and battery storage and in Wyoming our 260-mile electric transmission project is advancing through the regulatory approval process.

“Our innovative solutions and growth opportunities also continue to advance successfully with our first customer agreement for service under our Wyoming blockchain tariff. This agreement represents our largest blockchain load in Wyoming and the customer is expected to be operating near Cheyenne by year-end. We also recently executed an element of our renewable natural gas strategy by filing applications in Colorado and Kansas seeking approval to offer a voluntary RNG and carbon offset program to residential and business customers.

“Looking forward, we are well positioned to deliver on our 2022 earnings guidance based on solid first half results and our success in mitigating impacts from rising interest rates, inflation and supply chain constraints. We remain confident in our long-term growth plan while recognizing that these factors pose a challenge for the second half of this year and 2023.”

SECOND QUARTER 2022 HIGHLIGHTS AND UPDATES

Electric Utilities

•Since June, South Dakota Electric and Wyoming Electric set multiple new summer peak loads. Wyoming Electric set three new summer peak loads of 282 megawatts, 288 megawatts and 294 megawatts on June 13, July 18 and July 21, respectively, surpassing the previous peak load of 274 megawatts in July 2021. South Dakota Electric’s new summer peak of 403 megawatts on July 18, 2022, surpasses the previous summer peak of 397 megawatts set in July 2021.

•On June 21, Wyoming Electric announced its first customer agreement for service under its Blockchain Interruptible Service tariff. Black Hills will deliver to the crypto mining customer in Cheyenne, Wyoming, up to 45 megawatts of electric service with an option to expand service to up to 75 megawatts. Energy is to be sourced through the electric energy market and delivered through Wyoming Electric’s infrastructure, which will also benefit other Cheyenne electric customers. The company expects to begin delivering energy to this customer in the fourth quarter of 2022.

•On June 1, Wyoming Electric filed a rate review application with the Wyoming Public Service Commission seeking recovery of approximately $250 million of investments since its last rate review in 2014. The rate review requests $15.4 million in new annual revenue with a capital structure of 54% equity and 46% debt and a return on equity of 10.3%. New rates are anticipated to be implemented in the first quarter of 2023.

•On May 27, Colorado Electric submitted to the Colorado Public Utility Commission its Clean Energy Plan to achieve a 90% reduction in greenhouse gas emissions by 2030 based on 2005 levels. The plan would result in nearly 80% of Colorado customers’ electricity being generated by carbon-free sources by 2030. The preferred resource portfolio recommends the addition of 149 megawatts of wind, 258 megawatts of solar generation and 50 megawatts of battery storage to Colorado Electric’s system. The final mix of resources would be determined by the results of competitive solicitations starting in 2023. In accordance with Colorado statute, Black Hills and its affiliates may own up to 50% of the energy and capacity associated with the energy resources developed for the Clean Energy Plan.

•On Feb. 14, Wyoming Electric submitted a request to the Wyoming Public Service Commission seeking approval of a certificate of public convenience and necessity for the Ready Wyoming electric transmission expansion initiative. The 260-mile, multi-phase transmission expansion project will provide customers long-term price stability and serve the growing needs of customers by enhancing the resiliency of the company's overall electric system and expanding access to power markets and renewable resources. Wyoming Electric is seeking approval to commence construction in early 2023.

Gas Utilities

•On June 6, Arkansas Gas received final approval from the Arkansas Public Service Commission for recovery of costs incurred for customers as a result of the February 2021 Winter Storm Uri.

•On June 6, Colorado Gas submitted a proposal to the Colorado Public Utilities Commission seeking approval to offer a voluntary renewable natural gas and carbon offset program. As proposed, customers would be able to purchase fixed price blocks to offset more than 100% of the emissions associated with their natural gas usage. The offset would be achieved through the combination of carbon offset credits and renewable natural gas attributes. The plan is a four-year pilot program starting in 2023, pending commission approval. On July 15, Kansas Gas submitted a similar proposal to the Kansas Corporation Commission.

•On Dec. 10, 2021, Arkansas Gas filed a rate review application with the Arkansas Public Service Commission seeking recovery of more than $220 million of investments since its last rate review in 2018. The rate review requests $21.6 million in new annual revenue with a capital structure of 50.9% equity and 49.1% debt and a return on equity of 10.2%. The rate review also seeks to implement an enhanced safety, integrity and reliability rider. New rates are anticipated to be implemented in the fourth quarter of 2022.

Corporate and Other

•On July 25, Black Hills’ board of directors approved a quarterly dividend of $0.595 per share payable on Sept. 1, 2022, to shareholders of record at the close of business on Aug. 18, 2022.

•During the second quarter, Black Hills issued 0.2 million shares of new common stock for net proceeds of $16 million under its at-the-market equity offering program. Year to date, the company has issued a total of 0.3 million shares for net proceeds of $20 million.

2022 EARNINGS GUIDANCE AFFIRMED

Black Hills affirms its guidance for 2022 earnings per share available for common stock to be in the range of $3.95 to $4.15, based on the following assumptions:

•Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Constructive and timely outcomes of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Adjusted contract price for Wygen I power purchase agreement beginning Jan. 1, 2022;
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $611 million;
•Equity issuance of $100 million to $120 million through the at-the-market equity offering program; and
•No material net impact from COVID-19.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in millions)
Operating income:
Electric Utilities (a) (b) (c)	$45.2	$47.5	$96.0	$86.8
Gas Utilities (b) (c) (d)	28.2	20.0	151.7	122.1
Corporate and Other	(1.0)	(0.2)	(2.0)	(3.3)
Operating income	72.4	67.3	245.7	205.6

Interest expense, net	(38.8)	(38.2)	(77.3)	(75.8)
Other income, net	1.6	(0.2)	2.3	0.1
Income tax expense (b)	0.7	(0.6)	(13.8)	(1.1)
Net income	35.8	28.3	156.9	128.8
Net income attributable to non-controlling interest	(2.4)	(3.1)	(5.9)	(7.3)
Net income available for common stock	$33.4	$25.2	$150.9	$121.5
____________________
(a)    Starting with the fourth quarter of 2021, the integrated power generation and mining businesses are reported within the Electric Utilities segment. Comparative periods presented reflect this change.
(b)    In the second quarter of 2021, Nebraska Gas delivered $2.9 million of TCJA-related bill credits to its customers. In February 2021, Colorado Electric delivered $9.3 million of TCJA-related bill credits to its customers. These bill credits, which resulted in a reduction in revenue, were offset by a reduction in income tax expense and resulted in an immaterial impact to Net income.
(c)    During the first quarter of 2021 our Electric Utilities and Gas Utilities incurred $3.6 million and $8.2 million, respectively, of negative impacts as a result of Winter Storm Uri. Through regulatory actions in the second quarter of 2021, our Electric Utilities were able to reduce $2.4 million of that negative impact.
(d)    In the second quarter of 2022 our Gas Utilities accrued a one-time, $10.3 million true-up of carrying costs to reflect Commission authorized rates on its Winter Storm Uri regulatory asset.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Weighted average common shares outstanding (in thousands):
Basic	64,721	62,867	64,643	62,751
Diluted	64,883	62,918	64,822	62,817

Earnings per share:
Earnings Per Share, Basic	$0.52	$0.40	$2.33	$1.94
Earnings Per Share, Diluted	$0.52	$0.40	$2.33	$1.93

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, Aug. 4, 2022, to discuss financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available on the company’s website.

To ask a question during the live broadcast, users can access dial-in information and a personal identification number by registering for the event at https://register.vevent.com/register/BI2f2dcde84a784bfe94efa7369888d44c.

USE OF NON-GAAP FINANCIAL MEASURES
Gas and Electric Utility Margin

Gas and Electric Utility margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of operation and maintenance expenses, depreciation and amortization expenses, and property and production taxes from the measure. The presentation of Gas and Electric Utility margin is intended to supplement investors’ understanding of operating performance.

Electric Utility margin is calculated as operating revenue less cost of fuel and purchased power. Gas Utility margin is calculated as operating revenue less cost of gas sold. Our Gas and Electric Utility margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact Gas and Electric Utility margin as a percentage of revenue, they only impact total Gas and Electric Utility margin if the costs cannot be passed through to customers.

Our Gas and Electric Utility margin measure may not be comparable to other companies’ Gas and Electric Utility margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Operating results from our business segments for the three and six months ended June 30, 2022, compared to the three and six months ended June 30, 2021, are discussed below.

Certain lines of business in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and six months ended June 30, 2022 and 2021 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

As noted above, in the fourth quarter of 2021, we integrated our power generation and mining businesses within the Electric Utilities segment. The alignment is consistent with the current way our Chief Operation Decision Maker evaluates the performance of the business and makes decisions related to the allocation of resources. Comparative periods presented reflect this change.

Segment information does not include inter-company eliminations and all amounts are presented on a pre-tax basis unless otherwise indicated. Minor differences in amounts may result due to rounding.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Revenue	$204.4	$191.0	$13.4	$410.9	$426.4	$(15.5)
Cost of fuel and purchased power	56.6	45.6	11.0	109.0	145.9	(36.9)
Electric Utility margin (non-GAAP)	147.7	145.5	2.3	301.9	280.6	21.3

Operations and maintenance	69.0	65.3	3.7	138.7	129.0	9.7
Depreciation and amortization	33.5	32.7	0.8	67.2	64.7	2.5
Operating income	$45.2	$47.5	$(2.3)	$96.0	$86.8	$9.2

Second Quarter 2022 Compared with Second Quarter 2021

Electric Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$4.2
Prior year mark-to-market on wholesale energy contracts	3.6
Lower pricing on new Wygen I PPA	(2.6)
Prior year Winter Storm Uri impacts (a)	(2.4)
Other	(0.5)
Total increase in Electric Utility margin	$2.3
____________________
(a)    In the first quarter 2021, our Electric Utilities accrued $3.2 million of negative impacts to our regulated wholesale power margins due to the higher fuel costs associated with Winter Storm Uri. Through regulatory actions in the second quarter of 2021, our Electric Utilities were able to reduce $2.4 million of that negative impact.

Operations and maintenance expense increased primarily due to higher outside services expenses, higher cloud computing licensing costs and increased property taxes due to a higher asset base.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2022	2021	2022	2021
Quantities Sold (MWh):
Retail Sales	1,338,773	1,318,182	2,719,846	2,658,656
Contract Wholesale	150,645	129,763	332,852	286,758
Off-system/Power Marketing Wholesale	144,425	148,981	304,866	209,202
Non-regulated	72,770	61,408	161,864	140,923
Total quantities sold	1,706,613	1,658,334	3,519,428	3,295,539

Contracted generated facilities availability by fuel type:
Coal	82.1%	86.1%	86.3%	86.2%
Natural gas and diesel oil	95.1%	97.6%	95.2%	93.8%
Wind	93.8%	96.8%	94.7%	95.3%
Total availability	91.4%	94.4%	92.7%	92.1%

Wind capacity factor	39.8%	31.0%	40.9%	34.1%

	Three Months Ended June 30,				Six Months Ended June 30,
Degree Days	2022		2021		2022		2021
	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	904	3%	875	—%	3,885	4%	3,915	3%
Cooling Degree Days	213	28%	218	56%	213	28%	218	56%

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Revenue	$274.2	$186.1	$88.1	$895.6	$588.6	$307.0
Cost of natural gas sold	131.7	63.1	68.6	516.5	256.2	260.3
Gas Utility margin (non-GAAP)	142.4	122.9	19.5	379.1	332.4	46.7

Operations and maintenance	83.7	77.3	6.4	170.1	159.5	10.6
Depreciation and amortization	30.5	25.7	4.8	57.2	50.9	6.3
Operating income	$28.2	$20.0	$8.2	$151.7	$122.1	$29.6

Second Quarter 2022 Compared with Second Quarter 2021

Gas Utility margin increased as a result of:

(in millions)
Carrying costs on Winter Storm Uri regulatory asset (a)	$12.3
New rates and rider recovery	4.6
Current and prior year TCJA-related bill credits (b)	2.2
Increased transportation and transmission volumes	1.9
Residential customer growth and increased usage per customer	1.5
Mark-to-market on non-utility natural gas commodity contracts	(4.3)
Weather	(0.2)
Other	1.5
Total increase in Gas Utility margin	$19.5
____________________
(a)    In certain jurisdictions, we have Commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense. Additionally, the carrying costs accrued during the second quarter of 2022 included a one-time, $10.3 million true-up to reflect Commission authorized rates.
(b)    In June 2021, Nebraska Gas provided $2.9 million TCJA-related bill credits to its customers. For the three months ended June 30, 2022, Kansas Gas provided $0.7 million of TCJA and state tax reform bill credits to customers. These bill credits were offset by a reduction in income tax expense and resulted in an immaterial impact to Net income.

Operations and maintenance expense increased primarily due to higher outside services and materials expenses, increased bad debt expense primarily attributable to higher billings, higher cloud computing licensing costs and higher vehicle expenses due to higher fuel costs.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics	2022	2021	2022	2021
Quantities Sold and Transported (Dth):
Distribution	15,173,532	14,406,654	62,784,068	59,686,002
Transport and Transmission	37,623,610	34,074,214	82,668,813	79,388,652
Total Quantities Sold	52,797,142	48,480,868	145,452,881	139,074,654

	Three Months Ended June 30,				Six Months Ended June 30,
	2022		2021		2022		2021
	Actual	Variance From Normal	Actual	Variance From Normal	Actual	Variance From Normal	Actual	Variance From Normal
Heating Degree Days	768	2%	739	1%	3,933	2%	3,925	2%

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Operating income (loss)	$(1.0)	$(0.2)	$(0.8)	$(2.0)	$(3.3)	$1.3

Second Quarter 2022 Compared with Second Quarter 2021

Operating (loss) was comparable to the same period in the prior year.

Consolidated Interest Expense, Other Income and Income Tax Expense

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2022	2021	2022 vs. 2021	2022	2021	2022 vs. 2021
	(in millions)
Interest expense, net	$(38.8)	$(38.2)	$(0.6)	$(77.3)	$(75.8)	$(1.5)
Other income, net	1.6	(0.2)	1.8	2.3	0.1	2.2
Income tax expense	0.7	(0.6)	1.3	(13.8)	(1.1)	(12.7)

Second Quarter 2022 Compared with Second Quarter 2021

Interest Expense, net

Interest expense, net was comparable to the same period in the prior year.

Other Income

The increase in Other income, net was due to lower costs for our non-qualified benefit plans which were driven by market performance partially offset by higher non-service pension costs primarily driven by a higher discount rate.

Income Tax Expense

Income tax benefit increased due to a lower effective tax rate partially offset by higher pre-tax income. For the three months ended June 30, 2022, the effective tax rate was (1.9)% compared to 2.0% for the same period in 2021. The lower effective tax rate was primarily due to $3.8 million of tax benefits from state rate changes, $1.5 million of increased tax benefits from federal PTCs associated with increased wind production and a current year PTC rate increase (inflation adjustment). These current year tax benefits were greater than prior year tax benefits from Nebraska Gas TCJA-related bill credits to customers (which were offset by reduced revenue) and prior year flow-through tax benefits related to repairs and certain indirect costs.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.3 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2022 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2021 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•The accuracy of our assumptions on which our earnings guidance is based;

•Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•Our ability to complete our capital program in a cost-effective and timely manner;

•Our ability to execute on our strategy;

•Our ability to successfully execute our financing plans;

•Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•Board of Directors’ approval of any future quarterly dividends;

•The impact of future governmental regulation;

•Our ability to overcome the impacts of supply chain disruptions on availability and cost of materials;

•The effects of inflation and volatile energy prices; and

•Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATING INCOME STATEMENTS

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended June 30, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$204.4	$274.2	$(4.4)	$474.2

Fuel, purchased power and cost of natural gas sold	56.6	131.7	(0.2)	188.2
Operations and maintenance	69.0	83.7	(3.2)	149.5
Depreciation, depletion and amortization	33.5	30.5	0.1	64.1
Operating income (loss)	45.2	28.2	(1.0)	72.4

Interest expense, net				(38.8)
Other income (expense), net				1.6
Income tax benefit (expense)				0.7
Net income				35.8
Net income attributable to non-controlling interest				(2.4)
Net income available for common stock				$33.4

	Consolidating Income Statement
Six Months Ended June 30, 2022	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$410.9	$895.6	$(8.7)	$1,297.8

Fuel, purchased power and cost of natural gas sold	109.0	516.5	(0.4)	625.1
Operations and maintenance	138.7	170.1	(6.5)	302.3
Depreciation, depletion and amortization	67.2	57.2	0.1	124.6
Operating income (loss)	96.0	151.7	(2.0)	245.7

Interest expense, net				(77.3)
Other income (expense), net				2.3
Income tax benefit (expense)				(13.8)
Net income				156.9
Net income attributable to non-controlling interest				(5.9)
Net income available for common stock				$150.9

	Consolidating Income Statement
Three Months Ended June 30, 2021	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$191.0	$186.1	$(4.5)	$372.6

Fuel, purchased power and cost of natural gas sold	45.6	63.1	(0.2)	108.5
Operations and maintenance	65.3	77.3	(4.2)	138.4
Depreciation, depletion and amortization	32.7	25.7	0.1	58.4
Operating income (loss)	47.5	20.0	(0.2)	67.3

Interest expense, net				(38.2)
Other income (expense), net				(0.2)
Income tax benefit (expense)				(0.6)
Net income				28.3
Net income attributable to non-controlling interest				(3.1)
Net income available for common stock				$25.2

	Consolidating Income Statement
Six Months Ended June 30, 2021	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$426.4	$588.6	$(9.0)	$1,006.0

Fuel, purchased power and cost of natural gas sold	145.9	256.2	(0.4)	401.6
Operations and maintenance	129.0	159.5	(5.4)	283.1
Depreciation, depletion and amortization	64.7	50.9	0.1	115.7
Operating income (loss)	86.8	122.1	(3.3)	205.6

Interest expense, net				(75.8)
Other income (expense), net				0.1
Income tax benefit (expense)				(1.1)
Net income				128.8
Net income attributable to non-controlling interest				(7.3)
Net income available for common stock				$121.5

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969